EXHIBIT 5.1



May 2, 1997



Board of Directors
PHP Healthcare Corporation
11440 Commerce Park Drive
Reston, VA 20191

Gentlemen:

     In my capacity as General Counsel to PHP Healthcare Corporation, a Delaware corporation (the "Company"), I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8, of an aggregate of shares of the Company's Common Stock, par value $.01 per share (the "Shares"), consisting of (i) 2,000,000 Shares issuable to Employees of the Company (as such term is defined in the Amended and Restated PHP Healthcare Corporation 1986 Stock Option Plan (the "Plan")) upon the exercise of options which have been or may be granted under the Plan, (ii) 500,000 Shares issuable to employees and officers of the Company upon exercise of options to be granted to them under the PHP Healthcare Corporation 1996 Incentive Plan, (iii) 100,000 Shares issuable under the PHP Healthcare Corporation Director's Retainer Plan, (iv) 30,000 Shares issuable upon exercise of options granted to John P. Cole under the Stock Option Agreement dated as of September 29, 1994 between the Company and John P. Cole, (v) 102,858 Shares issuable upon the exercise of options granted to Michael E. Gallagher under the Stock Option Agreement dated as of August 1, 1994 between the Company and Michael E. Gallagher, and (vi) 137,142 Shares issuable upon the exercise of options granted to Charles
P. Reilly under the Stock Option Agreement dated as of August 1, 1994 between the Company and Charles P. Reilly.

          In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, (iii) examined such certificates of public officials, officers or other representatives of the Company, and other persons, and such other documents, and (iv) reviewed such information from officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of this opinion.

Board of Directors
PHP Healthcare Corporation
May 2, 1997
Page 2


     In all such examinations, I have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of oral or written statements and other information of or from public officials, officers or other representatives of the Company and other persons.

     Based upon the foregoing, and subject to the limitations set forth herein, it is my opinion that the Shares, when issued and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with the applicable plan and any agreement applicable to such Shares, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the federal laws of the United States and, to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the registration of the Shares. In giving this consent, I do not admit that I am in the category of such persons whose consent is required under Section 7 of the Securities Act.

     The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

Very truly yours,




  /s/ Ben Rosenbaum III
________________________
Ben Rosenbaum III
General Counsel